EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-25041 of Rowan Companies, Inc. on Form S-8 of our report dated June 27, 2008 appearing in this Annual Report on Form 11-K of the LeTourneau, Inc. Savings and Investment Plan as of and for the years ended December 31, 2007 and 2006.

/s/ McConnell and Jones LLP
      McConnell and Jones LLP

Houston, Texas
June 27, 2008